UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): January 29, 2016

NUTRASTAR INTERNATIONAL INC.
(Exact name of registrant as specified in its charter)

Nevada	000-52899	80-0264950
(State of Incorporation)	(Commission File No.)	(IRS Employer ID No.)

4/F Yushan Plaza
51 Yushan Road
Nangang District, Harbin 150090
People's Republic of China
(Address of Principal Executive Offices)

(86) 451-82287746
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

ITEM 1.01.	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On January 29, 2016, Nutrastar International Inc. (“the Company’) entered into a Note and Common Stock Purchase Agreement (the “Loan Agreement”) with (i) Accretive Capital Partners, LLC (“Accretive”), which together with its affiliates currently owns approximately 28.73% of the Company’s common stock, (ii) nine (9) other accredited investors who are unaffiliated with Accretive but known to and believed to be current shareholders of the Company, (iii) Mr. Richard Fearon, managing partner of the manager to Accretive and an independent director of the Company; and (iv) Mr. Robert Tick, the Company’s Chief Financial Officer and a director of the Company (collectively the “Investors”).

Pursuant to the Loan Agreement, the Company borrowed from Investors the aggregate sum of $1,100,000 (the “Loan”), which included $650,000 from Accretive and $50,000 from Mr. Fearon. $1,065,000 of the Loan was paid by the Investors in cash at the closing and the remaining $35,000 was paid by Mr. Tick through the release by Mr. Tick of certain outstanding payment obligations of the Company due to him. In connection with procurement of the Loan, the Company issued to the Investors: (a) the promissory notes (the “Promissory Notes”) in the aggregate principal amount of $1,100,000 and (b) 7,117,767 shares in the aggregate of the Company’s common stock. The Promissory Notes mature not later than October 29, 2016 and bear interest at 12% per annum, accruing and payable monthly.

The primary purposes of the Loan are to: (i) fund the engagement of dispute resolution counsel in the People’s Republic of China (the “PRC”) and Hong Kong to explore alternatives, review options, understand the steps, and to take necessary actions in order to obtain access to the Company’s assets in the PRC; (ii) facilitate the Company’s fulfillment of certain payment obligations with respect to amounts due and unpaid to the November 2015 bridge loan lenders, third party service providers and Mr. Tick; and (iii) fund the 2015 audit engagement fee for the Company’s independent registered accountants.

As disclosed on the Form 8-K dated as of November 20, 2015, the Company’s cash and operating assets are currently located in the PRC and are held by the Company’s wholly-owned subsidiaries and their affiliated operating entities. Under PRC law, authorization by the Company’s current Chief Executive Officer, Ms. Lianyun Han (the “CEO”), is currently required to access these liquid assets in order to, among other things, permit the Company to meet its outstanding payment obligations. The other executive officers of the Company and members of the Board of Directors (the “Board”) currently do not have access to these assets. Despite continuous efforts through multiple channels made by other Board members, Company officers, and the Company’s legal counsel over the course of the past six months, the Board has been unable to obtain the necessary authorization and access from the CEO as Ms. Han ceased direct communication with other Board members, Company officers and the Company’s legal counsel beginning October 1, 2015. As a result, the Board has had no other alternatives but to form a special committee consisting of independent directors with the authority to identify alternatives and to consider actionable legal steps necessary to access the Company’s liquid assets in the PRC and to permit the Company to meet its future payment obligations since, without Ms. Han’s authorization, the Company has minimum funds available in order to meet its current and future payment obligations and to fund the engagement of legal counsel on behalf of the Company for dispute resolution in the PRC.

The Company’s November 2015 bridge loan contained a covenant that the Company would commence a rights offering to the shareholders of the Company having an aggregate value of not less than $300,000 and not more than $750,000, not later than the first quarter of fiscal year 2016. Ultimately, the Company and Accretive agreed to: 1) waive the requirement of a rights offering given the uncertain timing and impractical expense of such an offering; 2) increase the upper limit of the offering to $1.3 million in order to fund additional expenses identified by the Company; 3) waive the anti-dilution protection contained in the November 2015 bridge loan agreement; and 4) propose a private placement offered to certain accredited shareholders who are unaffiliated to Accretive but known to and believed to be current shareholders of the Company, on a pari passu basis to Accretive’s investment, as set forth in the Loan Agreement.

The Company’s Audit Committee and Board, in its review of the proposal, identified and acknowledged that the transaction contemplated by the Loan Agreement would be a related party transaction from the outset of discussions with Accretive. On January 22, 2016, the Audit Committee and the Board independently approved the Loan Agreement and the transactions contemplated thereby, with Mr. Fearon and Mr. Tick abstaining from such votes. Subsequently on January 25, 2016, the Board approved the adjusted loan amount, the number of shares for issuance and the January 29, 2016 closing date, again with Mr. Fearon and Mr. Tick abstaining from such votes.

The Loan Agreement contains customary representations and warranties, events of default and post-closing covenants. In addition, pursuant to the Loan Agreement, the Company covenants and agrees, among other things, that the Board will adopt resolutions to: (i) as promptly as practicable, remove and replace the CEO as Chairman of the Board and replace her with a non-executive chairman; (ii) not later than the first quarter of fiscal year 2016, cause the Company’s affiliated operating entity, Daqing Shuaiyi Biotech Co., Ltd, to make an intercompany term loan to the Company or to one or more of its subsidiaries resulting in US-dollar denominated proceeds being available to the Company of not less than one hundred percent (100%) of such affiliated entity’s available cash, subject to compliance with applicable PRC banking laws and regulations; and (iii) not later than February 3, 2016, remove the directors of each subsidiary of the Company and appoint replacements satisfactory to Accretive, who shall implement such inter-company loan. In addition, the Company is required to take all requisite action such that the size of the Board will be set at seven members among which two members will be designated by Accretive.

The Loan will be secured by a pledge of assets by the Company and certain of its subsidiaries and affiliated entities and guaranteed by such subsidiaries and affiliated entities of the Company, subject to applicable laws and regulations. Within sixty (60) days after the date of the Loan Agreement, the Company is required to execute and deliver a pledge and security agreement to the Investors, under which, as collateral to secure the Company’s obligations under the Promissory Notes, the Company will pledge 100% of the issued and outstanding equity of its indirect subsidiary, Oriental Global Holdings Limited (“Oriental Global”) to the Investors. In addition, Oriental Global will pledge 100% of the issued and outstanding equity of its direct subsidiary, Harbin Baixin Biotech Development Co., Ltd. to the Investors.

The shares of common stock of the Company issued to the Investors are granted certain anti-dilution protections in the event of future issuances of Company securities and “piggy-back” registration rights under the Loan Agreement. As further security for the Loan, in the event the Company defaults on the Loan, the Company would be required to issue as liquidated damages to the Investors all additional shares of common stock which are available for issuance by the Company.

The foregoing descriptions of the Loan Agreement and the transaction contemplated thereby do not purport to be complete and are qualified in their entirety by reference to the form of Loan Agreement which is filed as Exhibit 10.1 to this Current Report and is incorporated herein by reference.

ITEM 2.03.	CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference herein.

ITEM 3.02.	UNREGISTERED SALES OF EQUITY SECURITIES

As described in Item 1.01 of this Current Report, which is incorporated herein by reference, on January 29, 2016, the Company issued Promissory Notes and an aggregate of 7,117,767 shares of common stock (the “Shares”) to the Investors in a transaction exempt from registration as provided by Section 4(2) and Rule 506 of Regulation D of the Securities Act of 1933, as amended (the “Securities Act”). Each of the Investors is an “accredited investor” as such term is defined in Rule 501(a) of Regulation D of the Securities Act. The sale of the Promissory Notes and Shares did not involve a public offering and was made without general solicitation or general advertising. The Investors acquired the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof. Neither the Promissory Notes nor the Shares have been registered under the Securities Act and none may be offered or sold in the United States absent registration under the Securities Act or an exemption from such registration requirements.

ITEM 8.01.	OTHER EVENTS

On January 22, 2016, the Board elected Mr. David Chong, a newly appointed independent director of the Company to serve as Chairman of the Audit Committee. The Board also determined that Mr. Chong possesses accounting or related financial management experience that qualifies him as financially sophisticated within the meaning of Rule 5605(c)(2)(A) of the NASDAQ Listing Rules and that he is an "audit committee financial expert" as defined by the rules and regulations of the Securities and Exchange Commission.

On January 25, 2016, the Board appointed Mr. Fearon to serve as a member of the Board’s Compensation Committee and Governance and Nominating Committee.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits

Exhibit	Description
10.1	Form of Note and Stock Purchase Agreement, dated as of January 29, 2016, among the Company, as borrower, and Accretive Capital Partners, LLC, As Agent and Investors

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Nutrastar International Inc.

Date: February 3, 2016

/s/ Robert Tick
Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description
10.1	Form of Note and Stock Purchase Agreement, dated as of January 29, 2016, among the Company, as borrower, and Accretive Capital Partners LLC, As Agent and Investors